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                                                              EXHIBIT 11.01



                     OAK TECHNOLOGY, INC. AND SUBSIDIARIES

            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

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                                                             Three Months Ended          Six Months Ended
                                                                December 31,                December 31,
                                                         -----------------------     -------------------------
                                                           1997           1996           1997           1996
                                                         --------      ---------      ---------     ----------
Net income...........................................    $  7,602      $  13,188      $  13,795     $  11,535
                                                         --------      ---------      ---------     ---------
                                                         --------      ---------      ---------     ---------

Weighted average number of common
 shares outstanding..................................      41,824         40,382         41,716         40,348
                                                         --------      ---------      ---------     ---------
Shares used in computing basic net income per share..      41,824         40,382         41,716         40,348
                                                         --------      ---------      ---------     ---------

Weighted average number of dilutive common
 equivalent shares used in computing diluted net
 income per share:
  Options............................................         733          2,162            925          1,899
  Warrants...........................................          86            157            121            152
                                                         --------      ---------      ---------     ---------
Shares used in computing diluted net income per share      42,643         42,701         42,762         42,399
                                                         --------      ---------      ---------     ---------
                                                         --------      ---------      ---------     ---------

Net income per share:
  Basic..............................................    $   0.18      $    0.33      $    0.33     $    0.29
                                                         --------      ---------      ---------     ---------
                                                         --------      ---------      ---------     ---------

  Diluted............................................    $   0.18      $    0.31      $    0.32     $    0.27
                                                         --------      ---------      ---------     ---------
                                                         --------      ---------      ---------     ---------
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